UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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HFF, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HFF, INC.

ONE OXFORD CENTRE

301 GRANT STREET, SUITE 600

PITTSBURGH, PENNSYLVANIA 15219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 24, 2012
Time:	8:30 a.m. Eastern Daylight Savings Time

Place:	Rivers Club
One Oxford Centre (4th Floor)
301 Grant Street
Pittsburgh, Pennsylvania 15219

Purpose:

1.	To elect two Class III directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

4.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 13, 2012.

By Order of the Board of Directors,

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 27, 2012

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2012: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml? c=205281&p=proxy.

HFF, INC.

ONE OXFORD CENTRE

301 GRANT STREET, SUITE 600

PITTSBURGH, PENNSYLVANIA 15219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 5, 2012, to owners of shares of HFF, Inc. (“we”, “us” or the “Company”) Class A common stock and Class B common stock in connection with the solicitation of proxies by the Board of Directors for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held on May 24, 2012, at 8:30 a.m., Eastern Daylight Savings Time, at the Rivers Club, One Oxford Centre (4th Floor), 301 Grant Street, Pittsburgh, Pennsylvania 15219. Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. Our telephone number is (412) 281-8714.

AUDIT-RELATED FEES	42
TAX FEES	43
ALL OTHER FEES	43
AUDIT COMMITTEE PRE-APPROVAL POLICY	43
HOUSEHOLDING	43
OTHER BUSINESS	43

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering of our Class A common stock in February 2007, we effected a reorganization of our business, which had previously been conducted through HFF Holdings LLC (“HFF Holdings”) and certain of its wholly owned subsidiaries, including Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”) and Holliday GP Corp. (“Holliday GP”). In the reorganization, HFF, Inc., a newly-formed Delaware corporation, purchased from HFF Holdings all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP) in exchange for the net proceeds from the initial public offering and one share of Class B common stock of HFF, Inc. As of April 13, 2012, HFF Holdings had exchanged an additional 54.9% of the partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right (as defined in this Proxy Statement). Following this reorganization, HFF, Inc. became and continues to be a holding company holding partnership units in the Operating Partnerships and all of the outstanding shares of Holliday GP. As of April 13, 2012, HFF, Inc. held approximately 99.6% of the partnership units in the Operating Partnerships. HFF Holdings and HFF, Inc., through their wholly-owned subsidiaries, are the only limited partners of the Operating Partnerships. We refer to these transactions collectively in this Proxy Statement as the “Reorganization Transactions.” Unless we state otherwise, the information in this Proxy Statement gives effect to these Reorganization Transactions.

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc. and (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings. Our business operations are conducted by HFF LP and HFF Securities, which are sometimes referred to in this Proxy Statement as the “Operating Partnerships.” Also, except where specifically noted, references in this Proxy Statement to the “Company,” “we” or “us” mean HFF, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

Our internet website is www.hfflp.com. The information on our internet website is not incorporated by reference in this Proxy Statement and is not part of the proxy soliciting materials.

VOTING PROCEDURES

Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Stockholders may vote by means of completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors.

Who can vote?    Stockholders of record as of the close of business on April 13, 2012 are entitled to vote. On that day, 36,911,900 shares of Class A common stock and one share of Class B common stock were outstanding and eligible to vote. Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting. Class B common stock entitles its holder, HFF Holdings, to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships as of April 13, 2012 are exchangeable. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, beginning May 14, 2012. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote “FOR” each Board of Directors nominee (Item 1), “FOR” the approval of the executive compensation resolution (Item 2) and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 3).

What shares are included in the proxy card?    The proxy card represents all the shares of common stock registered to your account.

How do I vote by proxy?    Stockholders may vote by proxy by returning the proxy card through the mail. To vote, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.

Director elections (Item 1 on the proxy card) are determined by a plurality of the votes cast. Ratification of the appointment of our independent, registered public accounting firm (Item 3 on the proxy card) requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

The affirmative vote of a majority of the eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon will constitute the stockholders’ non-binding approval with respect to the compensation of the Company’s named executive officers (Item 2 on the proxy card). Because the advisory vote on the compensation of the Company’s named executive officers is an advisory vote, the vote is not binding on the Company. However, the Board of Directors and the Compensation Committee of the Board of Directors value the opinions expressed by the stockholders in their vote on this Item and therefore will take such vote into consideration when evaluating the compensation of the Company’s named executive officers.

When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the ratification of the appointment of independent, registered certified public accountants. On non-routine matters, such as the election of directors and the advisory vote on the compensation of the Company’s named executive officers, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

If no specific instructions are given by the stockholder of record, proxies which are signed and returned will be voted “FOR” the election of the Director nominees set forth in this proxy statement, “FOR” the advisory vote on the compensation of the Company’s named executive officers and “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Who will count the vote?    The Company’s transfer agent, American Stock Transfer & Trust

Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors and its Committees.    The Board of Directors had six meetings during 2011. All of the incumbent directors in the aggregate attended at least 75% of the Board of Directors and assigned committee meetings.

Attendance at the Annual Meeting.    The Company strongly encourages each of its directors to attend its Annual Meeting of Stockholders. In 2011, all of the Company’s nine directors attended the Annual Meeting of Stockholders.

Director Independence.    The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the New York Stock Exchange (NYSE): Deborah H. McAneny, Susan P. McGalla, George L. Miles, Jr., Lenore M. Sullivan and Steven E. Wheeler. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•

transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

The independent directors of the Company meet periodically at regularly scheduled executive sessions without the non-independent directors. Ms. McAneny serves as the presiding director of such meetings.

Board Leadership.    Each of John H. Pelusi, the Company’s Chief Executive Officer, John P. Fowler, Mark D. Gibson and Joe B. Thornton, Jr. is a transaction professional of the Operating Partnerships and serves as Vice Chairman of the Board of Directors. As discussed further under the heading “Election of Directors,” Mr. Fowler will not be standing for re-election as a Class III director at the Annual Meeting and will cease to serve as Vice Chairman effective as of the Annual Meeting, although Mr. Fowler will continue to serve the Company as an executive managing director of HFF LP and Director Emeritus of HFF, Inc. Ms. McAneny serves as lead independent director. The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine.

The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having Mr. Pelusi and the other employee directors serve as Vice Chairmen of the Board of Directors because of the leadership and direction this structure gives the Board of Directors and both the Company’s and the Operating Partnerships’ management. Because Messrs. Pelusi, Gibson and Thornton are heavily involved in the day-to-day operations of the Company and the Operating Partnerships, the Board of Directors believes that this structure promotes a more clear focus for the execution of the Company’s and the Operating Partnerships’ strategic initiatives and business plans, all of which are approved by the Board of Directors. Moreover, the Board of Directors believes that its other structural features, including a majority of independent directors, regular meetings of the nonmanagement directors in executive session, key committees consisting wholly of independent directors and a lead independent director, provide substantial independent oversight of the Company’s and the Operating Partnerships’ management. However, the Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Committees of the Board of Directors.    The Board of Directors has established three standing committees.

Audit Committee — In 2011, the Audit Committee had six meetings. The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent, registered public accounting firm; discussing with our independent, registered public accounting firm their independence from management; reviewing with our independent, registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent, registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent, registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Audit Committee are currently George L. Miles, Jr. (chairperson), Deborah H. McAneny and Susan P. McGalla. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Miles qualifies as an Audit Committee “financial expert” as that term is defined by applicable securities laws and Securities and Exchange Commission regulations, and has designated him as the Audit Committee’s financial expert.

Compensation Committee — There were six meetings of the Compensation Committee in 2011. The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. For further information regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, refer to the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Compensation Committee are currently Lenore M. Sullivan (chairperson), George L. Miles, Jr. and Steven E. Wheeler. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee — In 2011, the Nominating and Corporate Governance Committee met five times. The Nominating and Corporate Governance Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; and making recommendations to the Board of Directors concerning the structure and membership of other Board of Directors committees. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Nominating and Corporate Governance Committee are currently Deborah H. McAneny (chairperson), Susan P. McGalla, Lenore M. Sullivan and Steven E. Wheeler. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE.

Director Emeritus.    As discussed further under the heading “Election of Directors,” Mr. Fowler will not be standing for re-election at the Annual Meeting. The Board of Directors has requested that, following the Annual Meeting, Mr. Fowler serve as Director Emeritus so that the Board of Directors can continue to benefit from his judgment and experience. Mr. Fowler will be invited to attend meetings of the Board of Directors and to participate in the discussion of matters that come before the Board of Directors, but he will not vote on such matters. Mr. Fowler will not receive any compensation for his service as Director Emeritus.

Stockholder Communications.    Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics and Corporate Governance Guidelines.    The Board of Directors is committed to ethical business practices and has adopted a Code of Conduct and Ethics. This Code applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics, as well as the Company’s Corporate Governance Guidelines, is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Risk Oversight.    The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.    Our policy is not to pay director compensation to directors who are also our employees. In 2011, each outside director was paid a base annual retainer of $55,000, and the lead independent director, Ms. McAneny, was paid an additional annual retainer of $15,000. Outside directors also receive an annual grant of restricted stock units based on the Company’s Class A common stock with a market value of $40,000 on the grant date, vesting immediately and distributable over three years (or such longer term as elected by such director). Until and including 2010, each newly-elected outside director received an initial election grant of options to purchase shares of our Class A common stock with a Black-Scholes (or similar valuation method) value of $30,000, which vested annually over three years, and re-elected outside directors received grants of options to purchase Class A common stock identical to those granted to newly-elected directors. Beginning with 2011, each re-elected outside director received a grant of restricted shares of the Company’s Class A common stock with a market value of $30,000 on the grant date, vesting annually over three years.

In 2011, the chair of the Audit Committee received an additional annual retainer of $15,000, the chair of the Compensation Committee received an additional annual retainer of $10,000 and the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees are deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

Certain Relationships and Related Transactions.    We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. Upon determining that a related party has a direct or indirect material interest in the transaction, the Board of Directors, or a committee designated by the Board of Directors, then must approve or ratify any such related party transaction. In determining whether to approve or ratify a related party transaction, the Board of Directors, or a committee designated by the Board of Directors, will take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction, as well as any other factors the Board of Directors, or a committee designated by the Board of Directors, deems appropriate. During 2011, there were no related party transactions that were required to be approved by the Board of Directors. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation.    During 2011, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee

will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that in the case where the size of the Board of Directors is increased without public announcement at least 80 days prior to the first anniversary of the preceding year’s annual meeting, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company (provided that if no public announcement is made at least 10 days before the meeting, such notice is not required). Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Finally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. Candidates for the Board of Directors are evaluated through a process that may include background and reference checks, personal interviews with members of the Nominating and Corporate Governance Committee and a review of the candidate’s qualifications and other relevant characteristics. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, officers, third party search firms or other sources. However, through its own resources, the Nominating and Corporate Governance Committee expects to be able to identify an ample number of qualified candidates.

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of nine directors.

As part of its general oversight of the structure and membership of the Board of Directors, the Nominating and Corporate Governance Committee and the Board of Directors have recognized a general increase in ownership of the Company’s Class A common stock by unaffiliated public stockholders. To address this ownership transition, John P. Fowler, an employee director, will not stand for re-election as a Class III director at the Annual Meeting. The Board of Directors has requested that, following the Annual Meeting, Mr. Fowler serve as Director Emeritus so that the Board of Directors can continue to benefit from his judgment and experience. Mr. Fowler will be invited to attend meetings of the Board of Directors and to participate in the discussion of matters that come before the Board of Directors, but he will not vote on such matters. Mr. Fowler will also continue to serve the Company as an executive managing director of HFF LP.

Under Delaware law and the Company’s Amended and Restated Bylaws, the Company may increase the number of directors during the year and appoint additional directors to fill the vacancies so created if it chooses to do so. At the present time the Board of Directors has elected to set the number of directors at eight, effective as of the Annual Meeting, in lieu of nominating and electing a new director to serve as a Class III director.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class III directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended the three nominees below, each of whom is currently a director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 7 under the heading “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

Director elections are determined by a plurality of votes cast. The persons named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board of Directors.

The Board of Directors believes that each of the directors and nominees for director listed below has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and commercial real estate industry experience.

Set forth below is information regarding each nominee for Class III director, as well as each Class I and Class II director (each of whose term will continue after the Annual Meeting), including their ages, years of service as directors, business experience and service on other boards of directors during at least the last five years, as well as certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed below should continue to serve as a director.

NOMINEES FOR CLASS III DIRECTORS

Susan P. McGalla.   Ms. McGalla became a director of HFF, Inc. in October 2009. In 2011, Ms. McGalla was named chief executive officer of The Wet Seal, Inc. From 2009 to 2011, Ms. McGalla worked as a retail consultant to corporations in the retail and financial industries. From 1994 to 2009, Ms. McGalla held various management positions with American Eagle Outfitters, Inc. In 2003, she was named president and chief merchandising officer of the AE Brand. From 2007 to 2009, she was the president and chief merchandising officer of AEO, Inc., responsible for the design, marketing, revenues, and performance for the corporation, including four brands and the e-commerce business. In addition, in this position Ms. McGalla led the development and launch of two of the company’s start-up brands, aerie and 77 kids. Prior to AEO, Ms. McGalla spent eight years in various merchandising and management positions in the department store retail sector. She serves on the board of directors of the Wet Seal, Inc., the board of trustees for the University of Pittsburgh and the council for the University of Pittsburgh Cancer Institute and was formerly on the executive committee and board of directors for the Allegheny Conference on Community Development. Ms. McGalla earned her B.A. from Mount Union College. Ms. McGalla’s executive positions provided her with both leadership skills and comprehensive experience in accounting, finance and corporate governance matters, which she utilizes both in her roles as director and on the Company’s Audit and Nominating and Corporate Governance Committees. Age: 47

Lenore M. Sullivan.   Ms. Sullivan became a director on the Board of Directors of HFF, Inc. in January 2007. From 2007 to 2009, Ms. Sullivan was a partner with Perella Weinberg Partners, serving as portfolio manager for the firm’s Agility Real Return Assets Fund. Ms. Sullivan served as the associate director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 through 2007. From 2000 to 2002, she was vice president of Hunt Private Equity Group, Inc., from 1992 to 2000 she was the president and co-owner of Stonegate Advisors, an investment banking firm, and previously she was a partner with the Trammell Crow Company. Ms. Sullivan served as a member of the board of directors of Parkway Properties, Inc. from 2002-2011, where she sat on the compensation and audit committees and chaired the governance and nominating committee. She currently serves as Co-Chair of Texas Women Ventures, a family of mezzanine funds based in Dallas, Texas. She is a member of the University of Texas Architecture School advisory board and is a member of the Leadership Committee of the Real Estate Finance and Investment Center at the McCombs School of Business at the University of Texas at Austin. Ms. Sullivan is a partner in Republic Holdings Texas, L.P. and sits on its investment committee. She also serves as Vice Chair of the Investment Advisory Committee to the Board of Trustees of the Employee Retirement System of Texas and serves on the Investment Advisory Committee to the board of the Austin Community Foundation. Ms. Sullivan has also served as a member of the advisory board of directors of Capstone Partners and as a full member of the Urban Land Institute and the Pension Real Estate Association. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a M.B.A. from Harvard Business School. She holds a Professional Director Certification from the American College of Corporate Directors. Ms. Sullivan brings to the Board of Directors extensive knowledge of real estate financing and related capital markets. In addition, her experience on the board of directors of a public company provides her with valuable corporate governance and leadership insights used in her role on the Company’s Compensation and Nominating and Corporate Governance Committees. Age: 54

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS I DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2013

Deborah H. McAneny.   Ms. McAneny became a director of HFF, Inc. in January 2007. Ms. McAneny previously served as the chief operating officer of Benchmark Assisted Living, LLC from 2007 to 2009. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as executive vice president for Structured and Alternative Investments and a member of its policy committee from 2002 to 2004, as senior vice president for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a vice president of the Real Estate Investment Group from 1997 to 2000. Ms. McAneny is currently a member of the board of directors of KKR Financial Holdings, LLC; board of directors of RREEF America REIT II; board of directors of Benchmark Assisted Living, LLC; board of trustees of the University of Vermont; and board of trustees of The Rivers School, and was formerly president of the Commercial Mortgage Securities Association. She received a B.S. from the University of Vermont. Ms. McAneny holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings to the Board of Directors valuable experience in the real estate investment sector. In addition, the Board expects to utilize Ms. McAneny’s governance experience through her service as lead independent director and draws on Ms. McAneny’s financial knowledge through her service on the Audit Committee. Age: 53

John H. Pelusi, Jr.   Mr. Pelusi has served as a director, Vice Chairman and Chief Executive Officer of HFF, Inc. since its inception in November 2006. He is also currently an executive managing director of HFF LP, a position he has held since 2001. Mr. Pelusi is the managing member of HFF LP, a position he has held since 2003 and has served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010. Mr. Pelusi has served as a member of HFF LP’s newly-formed executive committee since 2010 and, in addition to his other duties, also currently leads our national retail practice group. He has also been both the managing member and a member of the operating committee of HFF Holdings since 2003. Mr. Pelusi has over 30 years of experience in commercial real estate, including investment sales, note sales, debt placement, equity, structured finance and loan servicing. Mr. Pelusi joined HFF LP in May 1998, and prior to that he was the managing partner of PNS Realty Partners, L.P. Mr. Pelusi is currently a member of the board of trustees for the University of Pittsburgh; the board of directors for the University of Pittsburgh Medical Center; the board of trustees for the Holy Family Institute; and the board of directors for the Manchester Bidwell Corporation. He is also a member of the Real Estate Roundtable; the International Council of Shopping Centers (ICSC); and the Mortgage Bankers Association. He received a B.A.S. and M.P.A. from the University of Pittsburgh. As Chief Executive Officer and Vice Chairman of the Company, managing member of HFF LP and a member of HFF LP’s executive committee, Mr. Pelusi brings to the Board of Directors a comprehensive knowledge of the Company, its operations and management’s strategies. In addition, he provides the Board of Directors with seasoned insight into the issues controlling the commercial real estate business as well as current market developments from his extensive leadership experience and network in the industry. Age: 57

Steven E. Wheeler.   Mr. Wheeler became a director of HFF, Inc. in March 2010. He has been the president of Wheeler & Co., LLC, a private investment firm, since 1997. From 1997 to 2011, he was a principal of Hall Properties, Inc., a private real estate advisory and investment firm. He is also currently a director of Anika Therapeutics, Inc., a publicly held medical device company; Bariston Partners, LLC, a private equity investment firm; and PingTone Communications, Inc. From 1996 to 2012, he served as a director of The 81 Beacon Street Corporation. Between 1993 and February 1996, he was managing director and a director of Copley Real Estate Advisors and president, chief executive officer and a director of Copley Properties, Inc., a publicly traded real estate investment trust. He was the chairman and chief executive officer of Hancock Realty Investors, which manages an equity real estate portfolio, from 1991 to February 1993. Prior to this position, he was an executive vice president of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a B.S. in Engineering from the University of Virginia, an M.S. in Nuclear Engineering from the University of Michigan and an M.B.A. from the Harvard Business School. Through his past and present experience on the boards of directors of various other companies, both public and private, Mr. Wheeler has developed strong leadership skills and valuable experience in corporate governance, which he utilizes in his roles on the Company’s Compensation and Nominating and Corporate Governance Committees. In addition, his prior experience in executive positions at real estate investment companies gives him insight into the issues faced by the Company and the markets in which it operates. Age: 65

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2014

Mark D. Gibson.   Mr. Gibson became a director and Vice Chairman of HFF, Inc. in November 2006. Mr. Gibson agreed to resign from his directorship in May 2009 to insure that the Company remained in compliance with the listing standards of the NYSE at such time, and he was re-elected to the Board as a director and Vice Chairman in October 2009. Mr. Gibson is one of our founding partners having joined our predecessor firm, Holliday Fenoglio & Company, in 1984. Mr. Gibson has held the position of executive managing director of HFF LP since 2003, served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and has served as a member of HFF LP’s newly-formed executive committee since 2010. Mr. Gibson also served as the co-office head of our Dallas office from 2003 through 2010 and currently leads the Company’s investment sales, HFF Securities and investment banking business lines. He has also been a member of the operating committee of HFF Holdings since 2003. Mr. Gibson is a member of IOPC Gold in the Urban Land Institute; chairman of the University of Texas Real Estate Finance and Investment Center; a member of the board of visitors at UT Southwestern University Hospitals and Clinics; member of the McCombs School of Business Advisory Council at The University of Texas at Austin; board member of Baylor Health Care System Foundation; chairman of the Real Estate Council of Dallas; and a member of Young Presidents Organization/WPO. Mr. Gibson graduated in 1981 from the University of Texas at Austin with a B.B.A. in Finance. Mr. Gibson’s history with the Company allows him to bring to the Board of Directors a deep knowledge of the Company’s and the Operating Partnerships’ development and operations. In addition, Mr. Gibson’s experience with various real estate industry professional associations and role within the Operating Partnerships provides the Board with valuable insight into the issues and market developments facing the real estate industry as a whole. Age: 53

George L. Miles, Jr.   Mr. Miles became a director of HFF, Inc. in January 2007. Mr. Miles is the executive chairman of Chester Engineers, a leading water/waste water, facility design build, scientific research and management company. Mr. Miles served as president and chief executive officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, until his retirement in 2010. He joined WQED in 1994 after serving ten years as Executive Vice President and Chief Operating Officer of WNET/Thirteen in New York. Prior to that, he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. He serves on the board of directors of American International Group, Inc. (AIG); WESCO International, Inc.; EQT Corporation; Harley Davidson, Inc.; Chester Engineers; the University of Pittsburgh; Mt. Ararat Community Center and YWCA Nathan’s Franchise Board. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. He earned his B.A. degree from Seton Hall University and his M.B.A. from Fairleigh Dickinson University. Through Mr. Miles’ extensive executive and directorship experience, he brings to the Board of Directors strong financial and leadership expertise, which he implements, in part, in his roles as Chairman of the Company’s Audit Committee and a member of the Compensation Committee. Age: 70

Joe B. Thornton, Jr.   Mr. Thornton became a director and a Vice Chairman of HFF, Inc. in November 2006. In addition, he holds the position of executive managing director of HFF LP. Mr. Thornton has served as a member of the newly-formed executive committee of HFF LP since 2010 and currently leads our note sales line of business. Previously, Mr. Thornton served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and also served as co-head of the Company’s Dallas office during that time period. Mr. Thornton has also been a member of the operating committee of HFF Holdings since 2003. Mr. Thornton joined HFF LP’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including Board member and principal. Prior to his employment with us, he was a senior vice president of The Joyner Mortgage Company, Inc., where he was responsible for the origination of commercial mortgage and equity transactions, and a senior accountant with the Audit Division of Peat Marwick Mitchell & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton graduated from the University of Texas at Austin with a B.B.A. in Accounting in 1982. Mr. Thornton brings to the Board of Directors his extensive experience with the Company, which gives him an in-depth knowledge of the Company, its history and its businesses. Mr. Thornton’s role within the Operating Partnerships also provides the Board of Directors with a broad awareness of the commercial real estate markets. Age: 51

NON-BINDING ADVISORY VOTE ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON PROXY CARD)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 15 of this Proxy Statement.

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. The Committee’s goals in structuring the Company’s compensation program for its named executive officers are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. See “Compensation Discussion and Analysis — Compensation Philosophy — Mission and Vision Statement” for further details on the Company’s compensation philosophy.

For a more detailed description of the Company’s financial results for fiscal year 2011, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

The Company is asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors encourages the Company’s stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, is hereby approved on an advisory basis.”

As an advisory vote, this vote is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this item and therefore will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the named executive officers. The Company holds this vote annually and the next vote will be held at the Company’s annual meeting of stockholders held in 2013.

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Company’s named executive officers.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

(ITEM 3 ON PROXY CARD)

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2012 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s amended and restated bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2012 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

The next stockholder meeting will be held on or about May 24, 2013. Stockholders wishing to have a proposal included in the Board of Directors’ 2012 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 27, 2012 nor earlier than November 27, 2012, which is 120 days and 150 days prior to the first anniversary of the date this Proxy Statement was released to stockholders, respectively. The notice must describe various matters regarding the nominee or proposed business. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, pursuant to the Company’s amended and restated bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s proposal, such proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2012 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. For further information regarding the submission of director nominations, see “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2011 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent, registered certified public accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed and has discussed with Ernst & Young LLP their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, independent, registered certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2012. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2012, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman

Deborah H. McAneny

Susan P. McGalla

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) (collectively, the “named executive officers” (“NEOs”)) together with a description of the material factors underlying the decisions which resulted in the 2011 compensation provided to the Company’s NEOs as presented in the tables which follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is currently composed of three non-employee directors, all of whom are independent directors under the listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable companies. In 2009, the Committee engaged Frederic W. Cook & Co., an independent compensation consultant, to review executive compensation and make recommendations for the 2010 compensation of the CEO. In the fourth quarter of 2010, the Committee engaged an outside consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to assist in framing the design of the Company’s going-forward overall compensation system related to the leadership and management of the Company’s Operating Partnerships, which included the named executive officers. In 2011, the Committee again engaged Frederic W. Cook & Co. to provide a competitive update on the compensation levels of the CEO, CFO and COO.

The Committee operates under a written charter adopted by the Board of Directors of the Company on January 30, 2007. A copy of this charter is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The Mission and Vision Statement relies upon the concept that a client’s interest must be placed ahead of ours or any individual working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the best reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we believe that we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. We believe the ability to reward superior performance is essential if we want to provide superior results for our clients.

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

As mentioned above, in the fourth quarter of 2010, the Committee engaged Semler Brossy to advise on the design of the Company’s going-forward overall compensation system. This review was intended to insure continued significant and direct emphasis on annual production, maintain and honor our partnership culture, continue the alignment of employee, management and stockholder interests through our existing profit participation bonus plans and the creation of an additional profit participation bonus plan and enhance our succession plans for future leadership of the Company.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee may look at market data for comparable companies. The Committee does not attempt to maintain a specific percentile with respect to the peer group companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

In 2011, the Committee engaged Frederic W. Cook & Co. to provide a competitive update on the compensation levels of the CEO, CFO and COO. Frederic W. Cook & Co. evaluated the compensation of the CEO, CFO and COO in comparison to compensation within peer companies in the Company’s industry and in comparison to compensation within other publicly-traded service companies. The Board and the Committee reviewed the report of Frederic W. Cook & Co. and considered the conclusions therein when setting compensation in 2011. In advising the Committee regarding 2011 compensation for the NEOs, Frederic W. Cook & Co. presented competitive compensation levels by analyzing each NEO position against data from the average of three national general industry surveys and the average of the services cut of two national general industry surveys. This analysis included data on the following elements of pay: (i) base salary, (ii) target bonus, (iii) total actual cash compensation and (iv) total actual direct compensation. To provide a more specific frame of reference, Frederic W. Cook & Co. also compiled data of the (i) base salary, (ii) target bonus, (iii) actual bonus, (iv) present value of long-term incentive grants, (v) total direct compensation and (vi) all other compensation of CB Richard Ellis Group, CoStar Group, Grubb & Ellis Co. and Jones Lang LaSalle. While the Committee considered Frederic W. Cook & Co.’s report in setting 2011 compensation for the NEOs, the Committee reviewed the data with caution given the limited number of companies in the “peer” subset and significant differences in size and business scope between the Company and the “peer” subset.

The Board and/or Committee also evaluates the performance of the Company’s CEO, CFO and COO based on quantitative and qualitative performance criteria as described in more detail herein.

Consideration of Stockholder Advisory Vote on Executive Compensation

In determining and approving compensation of our NEOs, the Committee monitors the results of the Company’s annual vote on executive compensation. The Company’s stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with 26,072,347 votes for approval, 658,433 votes against, 61,825 abstentions and 6,169,563 broker non-votes. Although this vote is non-binding, the Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Committee’s conclusion that our existing approach to executive compensation has been successful for the Company.

2011 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Base Salaries

In General.    The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year. In determining base salaries, the Committee considers several factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s experience and level of responsibility; and

•	the performance of the Company and the executive.

Base salaries are reviewed annually; however, a decrease in base salary may be prohibited by an executive officer’s employment agreement.

Compensation for Executive Officers During 2011

In April 2009, in connection with other cost savings initiatives adopted in light of continued negative trends in the markets in which the Company operates, Mr. Pelusi voluntarily agreed to reduce his base salary to $300,000, which represented a $150,000 reduction from his prior base salary of $450,000, which itself had been previously voluntarily reduced $150,000 from his original 2009 base salary of $600,000. Such reduced base salary was effective as of April 1, 2009. Effective October 1, 2010, Mr. Pelusi’s salary was reinstated to $600,000 in light of improved performance by the Company and conditions in the markets in which the Company operates. During 2011, Mr. Pelusi was paid an annual salary of $600,000.

Mr. Pelusi is also employed as a transaction professional of HFF LP, one of the two partnerships through which we conduct our business. He is primarily paid for his service as a transaction professional. As is the case with all transaction professionals, his payment as a transaction professional is based upon commissions he earns for the capital markets revenue that through his efforts he brings into HFF LP. This is consistent with HFF LP’s pay for performance policy, as the compensation earned by Mr. Pelusi as a transaction professional is directly related to the amount of revenue he generates for HFF LP. In addition, in order to attract and retain top producers, such as Mr. Pelusi, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

Mr. Pelusi, like other transaction professionals who satisfy certain performance thresholds, is entitled to receive commission payments equal to 50% of the adjusted collected fee amount that he generates for HFF LP. Under this policy, the adjusted collected fee amount is determined based upon the gross revenue actually received by HFF LP attributable to the efforts of Mr. Pelusi and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related producer expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other producers and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. Mr. Pelusi is the only transaction professional who also serves as an NEO and whose compensation is directly reviewed and approved by the Committee. The Committee considers Mr. Pelusi’s total compensation relative to that of other top Company transaction professionals so as to balance the fact that Mr. Pelusi, by reason of his service as CEO, must redirect much of his focus and efforts to his CEO responsibilities as opposed to his own individual production.

The Committee also considers Mr. Pelusi’s base salary and total compensation as it compares to the compensation paid to the chief executive officers and other counterparts of the Company’s competitors and other similarly-sized companies. After reviewing Mr. Pelusi’s compensation with Frederic W. Cook & Co., the Committee decided to maintain Mr. Pelusi’s annual base salary in 2012 at $600,000.

The salary of the CFO, Gregory R. Conley, was $250,000 in 2011. Among the factors considered in establishing his base salary were Mr. Conley’s base salary and total compensation as it compares to the compensation paid to the chief financial officers and other counterparts of the Company’s competitors and other similarly-sized companies as well as his skills and experience, historical base salary and performance as CFO of the Company. After reviewing Mr. Conley’s compensation with Frederic W. Cook & Co. and consulting with Mr. Pelusi, the Committee decided to maintain Mr. Conley’s annual base salary in 2012 at $250,000.

During 2011, the COO, Nancy O. Goodson, was paid a base salary of $206,000. Among the factors considered in establishing her base salary were Ms. Goodson’s base salary and total compensation as it compares to the compensation paid to the chief operating officers and other counterparts of the Company’s competitors and other similarly-sized companies as well as her skills and experience, historical base salary and performance as COO of the Company. After reviewing Ms. Goodson’s compensation with Frederic W. Cook & Co. and consulting with Mr. Pelusi, the Committee decided to maintain Ms. Goodson’s annual base salary in 2012 at $206,000.

Bonuses

In General.    Annual cash and equity-based bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company. Bonuses are intended to be on the high end of competitive levels to compensate for lower base salaries.

In addition to our regular bonus program, in connection with his service as a transaction professional with HFF LP, Mr. Pelusi is eligible for an annual bonus through HFF LP’s Profit Participation Bonus Plan, and each of our CEO, CFO and COO are eligible for an annual bonus through HFF Inc.’s Firm Profit Participation Bonus Plan.

2011 Performance Bonuses

In connection with determining the 2011 bonus amount for Mr. Pelusi, the Committee fixed a target bonus of $600,000, or 100% of his base salary, with the actual bonus paid to be based upon the achievement of individual and Company-level objectives. In particular, 65% of Mr. Pelusi’s bonus was dependent on his performance in connection with (i) managing the Company’s investor relations and communications effort and supporting the Company’s stock in the institutional and analyst community, (ii) ensuring that the 2011 strategic plan and annual budget were implemented, including a “stretch goal” of moving 100% of the Company’s unprofitable offices to profitability (which would entitle Mr. Pelusi to an additional 5% bonus), (iii) exploring and developing strategic alternatives for the Company’s growth and future profitability, (iv) identifying succession planning candidates and outlining a multi-year management development plan for those candidates, and (v) managing the Company’s public company operations, including (x) coordination, implementation, communication and oversight for all board of directors meetings, SEC filings, earnings releases and earnings calls, (y) oversight of the Company’s risk management and (y) managing Mr. Pelusi’s other CEO responsibilities, and the remaining 35% of Mr. Pelusi’s bonus was dependent on satisfying two Company-level financial objectives: (i) achievement of pro forma budgeted goals and (ii) achievement of pro forma operating margin of at least 21.1%. The Committee also established additional stretch goals whereby Mr. Pelusi would be entitled to an additional 5% bonus in the event that the Company achieved a pro forma operating margin of 22.5% and 24% in 2011. Achievement of each base objective and stretch goal would entitle Mr. Pelusi to a potential bonus award of 115% of his base salary, or $690,000.

After considering the 2011 performance of Mr. Pelusi and the Company in light of the individual and Company-level objectives established by the Committee and reviewing Mr. Pelusi’s compensation with Frederic W. Cook & Co., the Committee approved a cash bonus of $670,000 for Mr. Pelusi, or approximately 112% of his base salary of $600,000 for the year 2011. The Committee determined that this bonus amount was appropriate in light of the Company’s performance, which included meeting the pro forma budgeted goals and achieving pro forma operating margin of above 21.1%, and Mr. Pelusi’s contributions to that performance. Mr. Pelusi’s first stretch goal, moving 100% of the Company’s unprofitable offices to profitability, was also obtained, which entitled Mr. Pelusi to an additional bonus equal to 5% of his base salary. The Committee recognized that the specific stretch operating margin goals were not met, largely as a result of the many new producer teams added to the Company, and the time and resources spent throughout the year integrating these new producer teams into the Company before such new producer teams were able to generate significant revenues. The Committee believed, however, that these producer additions were highly positive for the long-term, top-line growth of the Company’s business and that, in the absence of the producer additions, the Company’s 2011 revenue would likely have translated into a higher operating margin. As a result, the Committee determined that it was appropriate to award an additional bonus under these stretch goals equal to 6.67% of Mr. Pelusi’s base salary, or two thirds of the possible additional stretch target of 10%.

Under their employment agreements, Mr. Conley and Ms. Goodson are each eligible to receive an annual cash bonus in an amount up to 50% of his or her base salary. The Committee may also, in its discretion, fix target bonuses and award performance bonuses in excess of such amounts. The Committee fixed target 2011 bonuses for Mr. Conley and Ms. Goodson of $125,000 and $103,000, respectively, or 50% of their respective base salaries. In connection with determining the bonus amounts for Ms. Goodson and Mr. Conley, the Committee consulted with the CEO and considered the CEO’s impression of such officers’ performance, as outlined in a written performance review of each of Ms. Goodson and Mr. Conley, and reviewed Mr. Conley’s and Ms. Goodson’s compensation with Frederic W. Cook & Co. The performance factors considered by the Committee in connection with awarding such discretionary bonuses included the CFO and COO’s (i) implementation and execution of the Company’s business plan, (ii) managing and recommending improvements in the Company’s operations and internal efficiencies, (iii) managing and administering the Company’s support functions, and (iv) individual performance and achievements. In connection with awarding a bonus to Mr. Conley, the Committee also considered his performance in connection with the preparation of the Company’s financial statements and maintaining effective internal controls. After considering Mr. Pelusi’s recommendations, Frederic W. Cook & Co.’s competitive update report and the performance factors noted above, the Committee approved bonuses of $167,500 (of which $37,500 was in the form of immediately vested shares of Class A common stock, with the remainder paid in cash) and $125,000 (of which $21,000 was in the form of immediately vested shares of Class A common stock, with the remainder paid in cash) for Mr. Conley and Ms. Goodson, respectively, or 67% of their respective 2011 base salaries and 134% and 121%, respectively, of their target bonuses. The Committee determined that these bonus amounts were appropriate in light of the performance of Mr. Conley and Ms. Goodson in their respective areas of responsibility.

Profit Participation Bonus Plans

Operating Partnership Profit Participation Bonus Plans.    The Profit Participation Bonus Plan of each of HFF LP and HFF Securities (each, an “Office Profit Participation Plan”) is designed to reward an office or line of business for an exceptionally productive year. In addition, the Office Profit Participation Bonus Plans reward income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to HFF LP’s and HFF Securities’ compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance. Each Office Profit Participation Bonus Plan generally provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the managing member of the Operating Partnerships. In addition, in January 2011 the Company amended each Office Profit Participation Plan such that the Board, or any appropriate committee thereof, may elect to pay up to one-third of the profit participation bonuses payable under the applicable Office Profit Participation Bonus Plan in the form of equity-based awards pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”) (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized), which awards may be subject to delayed vesting schedules. The Compensation Committee’s current practice, however, subject to the Committee’s future consideration and approval at the time of each grant, is that if a recipient owns greater than 300,000 shares of Class A common stock at the time of grant, the recipient is paid the full amount of the profit participation bonus in cash in lieu of equity-based awards, although one-third of such cash payment payable is be subject to a similar delayed vesting schedule as that applicable to portions of profit participation bonuses paid in the form of equity-based awards that year.

Mr. Pelusi, in his role as a transaction professional, is eligible to participate in HFF LP’s Office Profit Participation Bonus Plan. Mr. Pelusi’s profit participation bonus under the HFF LP’s Office Profit Participation Bonus Plan in 2011was a result of the achievement of the Pittsburgh, Pennsylvania office of the Company, at which Mr. Pelusi serves as a transaction professional. In 2011, the Pittsburgh office generated a profit margin of greater than 14.5%. Accordingly, Mr. Pelusi received a profit participation bonus under the HFF LP Office Profit Participation Bonus Plan of $116,277 in 2012 related to 2011 performance. Because Mr. Pelusi owns greater than 300,000 shares of Class A common stock, his profit participation bonus was paid in cash, 75% of which vested immediately upon grant and 25% of which will vest on March 1, 2013.

Firm Profit Participation Plan.    In January 2011, the Company adopted the HFF, Inc. Firm Profit Participation Bonus Plan (the “Firm Profit Participation Bonus Plan”), under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, CFO and COO, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater adjusted operating income margin, a bonus pool is funded by a percentage of the Company’s adjusted operating income, ranging from 15% to 25%, beyond predefined adjusted operating income margin thresholds, ranging from 17.5% to 27.5%. The Board, or any appropriate committee thereof, may elect to pay up to two-thirds of the profit participation bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee’s current practice, however, subject to the Committee’s future consideration and approval at the time of each grant, is that if a recipient owns greater than 300,000 shares of Class A common stock at the time of grant, the recipient is paid the full amount of the profit participation bonus in cash in lieu of equity-based awards, although one-third of such cash payment payable is subject to a similar delayed vesting schedule as that applicable to portions of profit participation bonuses paid in the form of equity-based awards that year.

Mr. Pelusi, Mr. Conley and Ms. Goodson are each eligible to participate in the Firm Profit Participation Bonus Plan. Mr. Pelusi received a profit participation bonus under the Firm Profit Participation Bonus Plan of $726,807 in 2012 related to 2011 performance. Because Mr. Pelusi owns greater than 300,000 shares of Class A common stock, his profit participation bonus was paid in cash, 50% of which vested immediately upon grant and 50% of which will vest on March 1, 2013. Mr. Conley and Ms. Goodson each received a profit participation bonus under the Firm Profit Participation Bonus Plan of $50,210 in 2012 related to 2011 performance. Each of Mr. Conley’s and Ms. Goodson’s profit participation bonuses was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock under the 2006 Plan. Fifty percent of each of the cash and equity portions of the profit participation bonus vested immediately upon grant and 50% will vest on March 1, 2013.

For further detail regarding the Officer Profit Participation Bonus Plans and the Firm Profit Participation Bonus Plan, see the description under “Profit Participation Bonus Plans” below.

Long-Term Incentive Program

Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, we have adopted and maintain an incentive compensation plan, the 2006 Plan. This plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Plan are administered by the Committee.

All grants of equity compensation to NEOs are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2011 Equity Grants

As described above, in March 2012 Ms. Goodson and Mr. Conley were granted 2,301 restricted shares of the Company’s Class A common stock with a grant date fair value of $33,473 under the 2006 Plan as part of their 2011 profit participation bonuses. One-half of the restricted shares vested immediately upon grant and one-half of the restricted shares will vest on March 1, 2013. In addition, as described above, in March 2012 Mr. Conley and Ms. Goodson were granted 2,577 and 1,443 immediately vested shares of the Company’s Class A common stock with grant date fair values of $37,500 and $21,000, respectively, as part of their 2011 performance bonuses.

Other Equity Grants with Future Vesting

In December 2010, the Committee approved special bonuses to certain members of management of the Operating Partnerships, related to past performance of such individuals, consisting of cash and restricted stock awards. Under the 2006 Plan, Mr. Conley and Ms. Goodson were awarded restricted shares of the Company’s Class A common stock with a grant date fair value of $52,084 and $41,667, respectively. One-third of the restricted shares vested immediately upon grant, one-third of the restricted shares vested on March 1, 2012 and one-third of the restricted shares will vest on March 1, 2013. Vesting of the restricted shares is subject to continued employment with the Company.

The Company has no formal program, plan or practice to time equity grants to its executives in coordination with the release of material non-public information.

Employment Agreements

A description of the employment agreements of our current NEOs, Mr. Pelusi at HFF LP, Ms. Goodson and Mr. Conley at HFF, Inc., including a specific description of the components of each such executive officer’s compensation, is set forth below.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Prior to April 1, 2009, the Company made a matching contribution of 50% of the first 6% of pay contributed by the employee, up to a maximum of $5,000, to the 401(k) plan. Annual salary subject to the Company match was capped at a maximum amount prescribed by the IRS in the particular year. Effective April 1, 2009, the Company suspended 401(k) matching for all participating employees, including the NEOs. The Company reinstated 401(k) matching for all participating employees, including the NEOs, effective October 1, 2010.

All contributions made by a participant vest immediately and matching contributions by the Company made prior to April 1, 2009 were, and following October 1, 2010 are, fully vested after two years of service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard, the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” In 2011, the NEOs’ base salary and bonuses were not considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. The CEO’s commission payments are exempt from the 162(m) limits and Profit Participation Bonus Plan amounts earned by the CEO, and paid by the Operating Partnerships, are not subject to the Section 162(m) limits. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions on grants of equity compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lenore M. Sullivan, Committee Chairman

George L. Miles, Jr.

Steven E. Wheeler

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm.

We will endeavor to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	Investment Banking and Advisory Services;

•	Investment Sales Services;

•	Loan Sales and Distressed Asset Sales;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	All forms of Debt Placement Solutions and Services; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

Our goal is to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Firm.

To ensure we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during fiscal 2009, 2010 and 2011 by our named executive officers: John H. Pelusi, Jr., our Chief Executive Officer; Gregory R. Conley, our Chief Financial Officer; and Nancy O. Goodson, our Chief Operating Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
John H. Pelusi, Jr., Chief Executive Officer	2011	600,000	1,723,980	(2)	—		850,314	(3)	3,174,294
	2010	375,000	1,709,335	(2)	—		105,907		2,190,242
	2009	337,500	960,490	(2)	—		64,60		1,362,597

Gregory R. Conley, Chief Financial Officer	2011	250,000	167,500	(4)	—	(4)(5)	57,072	(5)(6)	474,572
	2010	250,000	177,084	(7)	52,084	(7)	3,340		482,508
	2009	250,000	93,750	(8)	—	(8)	3,274		347,024

Nancy O. Goodson, Chief Operating Officer	2011	206,000	125,000	(9)	—	(5)(9)	55,930	(5)(10)	386,930
	2010	206,000	144,667	(7)	41,667	(7)	3,184		395,518
	2009	206,000	75,000	(11)	—	(11)	2,229		283,229

(1)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company for the respective fiscal years. All grants were made under the 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”). See Note 3 “Stock Compensation” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011 for discussion regarding the valuation of our stock and option awards.

(2)	Includes Mr. Pelusi’s performance bonus of $670,000 and commissions of $1,053,980 for the fiscal year ended December 31, 2011; performance bonus of $600,000, special bonus of $500,000 and commissions of $609,335 for the fiscal year ended December 31, 2010; and performance bonus of $500,000 and commissions of $460,490 for the fiscal year ended December 31, 2009.

(3)	Includes $807 in imputed income on group term life insurance premiums, $227 in life insurance premiums, $116,277 in profit participation bonuses under HFF LP’s Office Profit Participation Bonus Plan and $726,807 in profit participation bonuses under the Firm Profit Participation Bonus Plan, $5,000 in a 401(k) match and $1,196 in imputed income on parking expenses and related gross-up for taxes paid by us in 2011.

(4)	A portion of Mr. Conley’s 2011 bonus was paid in restricted shares of the Company’s Class A common stock, with a grant date (March 1, 2012) fair value of $37,500 (2,577 shares at $14.55/share on March 1, 2012). Such restricted shares were immediately vested at the grant date. This amount is reflected in the “Bonus” column of the table.

(5)	Each of Mr. Conley’s and Ms. Goodson’s awards of $50,210 awarded under the Firm Profit Participation Bonus Plan in respect of 2011 was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock. Fifty percent of the $16,737 cash portion of the award vested immediately at the grant date (March 1, 2012) and 50% will vest on March 1, 2013. The equity portion of the award was paid in 2,301 restricted shares of the Company’s Class A common stock, with a grant date (March 1, 2012) fair value of $33,473 (2,301 shares at $14.55/share on March 1, 2012). Fifty percent of such restricted shares were immediately vested at the grant date and 50% vest on March 1, 2013. Each of Mr. Conley’s and Ms. Goodson’s Firm Profit Participation Bonus awards in respect of 2011 are reflected in the “All Other Compensation” column of the table.

(6)	This amount includes $442 in imputed income on group term life insurance premiums, $50,210 in profit participation bonuses under the Firm Profit Participation Bonus Plan, $227 in life insurance premiums, $5,000 in a 401(k) match, $1,171 of imputed income on parking expenses and a related gross-up for taxes.

(7)	Under the 2006 Plan, the Compensation Committee granted cash awards of $52,084 to Gregory R. Conley and $41,667 to Nancy O. Goodson in December 2010. In addition, under the 2006 Plan, Mr. Conley and Ms. Goodson were awarded restricted shares of the Company’s Class A common stock with a grant date (December 14, 2010) fair value of $52,084 (5,588 shares at $9.32/share on December 14, 2010) and $41,667 (4,471 shares at $9.32/share on December 14, 2010), respectively. Subject to the terms and conditions set forth in the respective grant letters, one-third of the restricted shares vested immediately upon grant, one-third of the restricted shares vested on March 1, 2012 and one-third of the restricted shares will vest on March 1, 2013. Vesting of the restricted shares is subject to continued employment with the Company.

(8)	One-third of Mr. Conley’s 2009 bonus was paid in restricted stock units of the Company with a value of $31,252 that were immediately vested at the grant date. Such restricted stock units were granted in December 2009.

(9)	A portion of Ms. Goodson’s 2011 bonus was paid in restricted shares of the Company’s Class A common stock, with a grant date (March 1, 2012) fair value of $21,000 (1,443 shares at $14.55/share on March 1, 2012). Such restricted shares were immediately vested at the grant date.

(10)	This amount includes $493 in imputed income on group term life insurance premiums, $50,210 in profit participation bonuses under the Firm Profit Participation Bonus Plan, $227 in life insurance premiums and $5,000 in a 401(k) match.

(11)	One-third of Ms. Goodson’s 2009 bonus was paid in restricted stock units of the Company with a value of $24,999 that were immediately vested at the grant date. Such restricted stock units were granted in December 2009.

Employment Agreements

John H. Pelusi, Jr.

HFF LP and Mr. Pelusi are parties to an amended and restated employment agreement in respect of Mr. Pelusi’s capacity as a transaction professional on terms and conditions substantially identical to the employment agreements between HFF LP and the members of HFF Holdings who were employed as transaction professionals at the time of our initial public offering. Such employment agreement was amended on June 30, 2010 when, in connection with the modification of the Exchange Right described in “Certain Relationships and Related Party Transactions — Exchange Right”, Mr. Pelusi and certain other members of HFF Holdings voluntarily agreed to extend the term of the non-competition and non-solicitation restrictions under their employment agreements until March 2015. Mr. Pelusi is the only transaction professional who also serves as an NEO and whose compensation is directly reviewed and approved by the Committee.

Mr. Pelusi’s employment agreement provides for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. Mr. Pelusi is provided with the welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

As discussed in “Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants” below, certain non-competition and non-solicitation obligations of Mr. Pelusi under his employment agreement, as amended (as well as similar obligations of other members of HFF Holdings under their respective employment agreements), will terminate in March 2015.

The Company has not entered into an employment agreement with Mr. Pelusi in respect of his service as the Company’s Chief Executive Officer.

Gregory R. Conley and Nancy O. Goodson

We have employment agreements with each of Gregory R. Conley and Nancy O. Goodson. Pursuant to the terms of these respective employment agreements with HFF, Inc., Mr. Conley serves as our Chief Financial Officer and Ms. Goodson serves as our Chief Operating Officer, in each case until such executive’s employment is terminated by us or Mr. Conley or Ms. Goodson, as the case may be.

The compensation package of each of Mr. Conley and Ms. Goodson is comprised of the following elements:

•

Base Salary.    Each employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our chief executive officer, will review an executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his or her services performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•

Annual Cash Bonus.    Mr. Conley and Ms. Goodson are each eligible to receive an annual cash bonus, in an amount up to 50% of his or her base salary, based upon the applicable executive officer’s achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time. The Committee may also, in its discretion, fix target bonuses and award performance bonuses in excess of such amounts.

•

Long-Term Incentive Compensation.    Pursuant to their respective employment agreements, on the effective date of the employment agreement of Mr. Conley and Ms. Goodson, subject to the terms and conditions of the HFF, Inc. 2006 Omnibus Incentive Compensation Plan and the applicable award agreement with such executive officer under such plan, each executive officer received a grant of restricted Class A common stock with an aggregate fair market value on the date of grant of $300,006. This restricted stock grant vested in four equal annual installments beginning in January 2009 and is now fully vested. Although not expressly provided for in their respective employment agreements, Mr. Conley and Ms. Goodson have received, and may in the future receive, additional grants of equity compensation. See “Compensation Discussion and Analysis — Long-Term Incentive Program.”

•	Other Benefits. Mr. Conley and Ms. Goodson have welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants

Pursuant to the employment agreements described above, we have entered into non-competition, nondisclosure, non-solicitation and other restrictive covenants with Mr. Pelusi and non-disclosure and other restrictive covenants with Mr. Conley and Ms. Goodson. The following are descriptions of the material terms of each covenant.

The non-competition, non-disclosure, non-solicitation and other restrictive covenants provide as follows:

Non-Competition.    For a period of time until the earlier of (i) March 29, 2015, and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, own, operate, manage, participate in, invest in, render services for or otherwise assist any entity that engages in any competitive business that we or our affiliates are in or are actively considering conducting during a six-month period preceding the termination date of Mr. Pelusi’s employment. Mr. Pelusi is also prohibited by the terms of the non-competition covenant from directly or indirectly engaging in any activity that requires or would inevitably require the disclosure of confidential information of us or our affiliates. This non-competition covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Non-Disclosure.    Each of Mr. Pelusi, Mr. Conley and Ms. Goodson is required, whether during or after his or her employment, to hold all “confidential information” in trust for us and is prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Solicitation.    For a period of time until the earlier of (i) March 29, 2015, and (ii) the second anniversary of the termination date of the Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, solicit the business of or perform duties for any client or prospective client of ours in respect of any service similar to a service performed by us or our affiliates. “Prospective client” means any person with which we or our affiliates were in active business discussions at any time within six months prior to the termination date of Mr. Pelusi’s employment. Mr. Pelusi is also prohibited from influencing or encouraging any of our clients or prospective clients from ceasing to do business with us during this same time period. This non-solicitation covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Pursuant to his employment agreement, Mr. Pelusi also may not, directly or indirectly, knowingly solicit or encourage any of our employees or consultants to leave their employment with us, or hire any such employee or consultant until the earlier of (i) March 29, 2015, and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment.

Non-Disparagement.    Each of Mr. Pelusi, Mr. Conley and Ms. Goodson may not, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Mr. Pelusi, Mr. Conley and Ms. Goodson or any of us or our affiliates.

Specific Performance.    In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Mr. Pelusi, Mr. Conley, Ms. Goodson will each agree that, in addition to any other right we may have at law, equity or under any agreement, we will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s and Ms. Goodson’s respective employment agreements contain provisions providing for payments by us following the termination of his or her employment by us without cause or by such executive for good reason. Under the respective employment agreements, if Mr. Conley or Ms. Goodson’s employment is terminated by us without cause or by such executive with good reason, he or she, as the case may be, will be entitled to receive his or her base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% of his or her unvested restricted stock units or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any restricted stock units or stock options granted will become 100% vested if his or her position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the respective employment agreements as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendre to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures, or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley or Ms. Goodson, as the case may be, is terminated for any reason other than by us without cause or by such executive for good reason (including by us with cause, by such executive without good reason, or due to death or disability), such executive will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley or Ms. Goodson, as the case may be, will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley or Ms. Goodson, as the case may be, will not be permitted to exercise any of their stock options following termination.

Unvested restricted stock units and stock options will be forfeited upon a termination for any reason.

Mr. Pelusi’s employment agreement does not provide for any potential severance payments by us upon the termination of his employment.

	Continuation of Base Salary	Continuation of Medical Benefits	Accelerated Restricted Stock Vesting
Gregory R. Conley
Without cause or with good reason	$250,000	$21,162	$81,535
Nancy O. Goodson
Without cause or with good reason	$206,000	$23,942	$73,839

Profit Participation Bonus Plans

Office Profit Participation Bonus Plans

The purpose of the Holliday Fenoglio Fowler, L.P. Profit Participation Bonus Plan and the HFF Securities, L.P. Profit Participation Bonus Plan (each, an “Office Profit Participation Bonus Plan”) is to attract, retain and provide incentives to employees, and to promote the financial success, of HFF LP and HFF Securities, respectively. Mr. Pelusi is currently eligible in his role as a transaction professional to participate in HFF LP’s Office Profit Participation Bonus Plan.

Applicability of Plan to Designated Offices.    An Office Profit Participation Bonus Plan applies to each separate office (each, an “Office”) or line of business (each, a “Business Line”) of HFF LP and HFF Securities designated by the Managing Member of HFF LP (the “Managing Member”). The Managing Member, currently John H. Pelusi, Jr., is elected by certain senior officers of HFF LP pursuant to the HFF LP partnership agreement.

Bonus Pool Calculation.    With respect to each Office or Business Line to which an Office Profit Participation Bonus Plan applies and for each calendar year, if a 14.5% or greater Profit Margin is generated by such Office or Business Line, then an amount equal to 15% of the Adjusted Operating Income generated by such Office or Business Line will comprise the bonus pool. For purposes of each Office Profit Participation Bonus Plan, “Profit Margin” means the Net Operating Income of such Office or Business Line as a percentage of the revenue of such Office or Business Line, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), “Net Operating Income” means net operating income (using the same revenue and cost accounts as used in preparing the Company’s audited financial statements) of such Office or Business Line, which includes allocations for overhead expenses and servicing expenses, if applicable, plus any gain on sale of mortgage servicing rights and securitization compensation from the securitization of any Freddie Mac loans which the Company services, and “Adjusted Operating Income” means the Net Operating Income of such Office or Business Line adjusted for depreciation and amortization.

Allocation of Bonus Pool.    Each full-time or part-time employee of HFF LP and HFF Securities is eligible to receive a bonus payment under the applicable Office Profit Participation Bonus Plans (an “Office Profit Participation Bonus”) with respect to services performed during the calendar year. The Company’s chief executive officer, Mr. Pelusi, and three of the Company’s directors, John P. Fowler, Mark D. Gibson and Joe B. Thornton, Jr., are transaction professionals of HFF LP and eligible for Office Profit Participation Bonuses. As discussed further under the heading “Election of Directors,” Mr. Fowler will not be standing for re-election as a director at the Annual Meeting and will cease to serve as a director effective as of the Annual Meeting; Mr. Fowler, will, however, continue to be a transaction professional of HFF LP and eligible for Office Profit Participation Bonuses.

For each calendar year, the head of each Office or Business Line of HFF LP and HFF Securities, after consultation with the Managing Member, will select the recipients of Office Profit Participation Bonuses and determine the allocation of the bonus pool among the eligible recipients.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Office Profit Participation Bonuses are paid in accordance with each Office’s or Business Line’s allocation plan as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable year in which the Office Profit Participation Bonus is earned, or, if determined by the Managing Member with respect to any Office or Business Line, on or before March 15 of the year following the year with respect to which the Office Profit Participation Bonus was earned. In addition, the Board of Directors, or any appropriate committee thereof, may elect to pay up to one-third of the Office Profit Participation Bonuses payable under the Office Profit Participation Bonus Plans in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized).

Administration.    The Office Profit Participation Bonus Plans are administered by the Managing Member; provided that any Office Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or any appropriate committee thereof. Except as otherwise provided, any action of the Managing Member in administering the Office Profit Participation Bonus Plans shall be final, conclusive and binding on all persons. Subject to the provisions of the Office Profit Participation Bonus Plans, the Managing Member has the authority to:

•

determine the effect upon each Office Profit Participation Bonus Plan and the Office Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event,

•

construe and interpret the Office Profit Participation Bonus Plans and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Office Profit Participation Bonus Plans,

•	correct any defect or supply any omission or reconcile any inconsistency in the Office Profit Participation Bonus Plans,

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Office Profit Participation Bonus Plans,

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Office Profit Participation Bonus Plans as a condition to receiving any benefits under the Office Profit Participation Bonus Plans, and

•	prepare and distribute information explaining the Office Profit Participation Bonus Plans to employees.

HFF LP and HFF Securities, respectively, shall indemnify and hold harmless the Managing Member, each of his or her affiliates and/or agents and the chief financial officer of the Company (or his or her designee) from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Managing Member’s of the chief financial officer of the Company’s duties, responsibilities and obligations under the applicable Office Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of an indemnified person.

Amendment or Termination of Plans.    Each Office Profit Participation Bonus Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the HFF LP and HFF Securities, as the case may be.

Firm Profit Participation Bonus Plan

In general.    In January 2011, the Company adopted the HFF, Inc. Firm Profit Participation Bonus Plan (the “Firm Profit Participation Bonus Plan”), under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of Mr. Pelusi, Mr. Conley and Ms. Goodson, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater Adjusted Operating Income Margin, a bonus pool is funded by a percentage of the Company’s Adjusted Operating Income beyond predefined Adjusted Operating Income Margin thresholds. The bonus pool is equal to the sum of:

•

15% of the Adjusted Operating Income, if any, greater than that required to reach a 17.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 20.0%, plus

•

17.5% of the Adjusted Operating Income, if any, greater than that required to reach a 20.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 22.5%, plus

•

20% of the Adjusted Operating Income, if any, greater than that required to reach a 22.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 25.0%, plus

•

22.5% of the Adjusted Operating Income, if any, greater than that required to reach a 25.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 27.5%, plus

•	25.0% of the Adjusted Operating Income, if any, greater than that required to reach a 27.5% Adjusted Operating Income Margin.

For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income” means the Company’s net operating income adjusted for interest income and expense and other income (including, without limitation, that relating to the sale of servicing rights, securitization profits under the Company’s Freddie Mac Program Plus Seller Servicer line of business and trading profits under the Company’s arrangements regarding Federal National Mortgage Association loans), all as determined in accordance with GAAP. For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income Margin” means Adjusted Operating Income as a percentage of the Company’s revenue, all as determined in accordance with GAAP.

Allocation of Bonus Pool.    Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Firm Profit Participation Bonus Plan (a “Firm Profit Participation Bonus”) with respect to services performed during the calendar year. The Company’s chief executive officer, John H. Pelusi, Jr., and two of the Company’s directors, Mark D. Gibson and Joe B. Thornton, Jr., are members of the Executive Committee and are eligible for Firm Profit Participation Bonuses. The Company’s chief financial officer, Gregory R. Conley, the Company’s chief operating officer, Nancy O. Goodson, and one of the Company’s directors, John P. Fowler, are ad hoc members of the Executive Committee and are also eligible for such bonuses. As discussed further under the heading “Election of Directors,” Mr. Fowler will not be standing for re-election as a director at the Annual Meeting and will cease to serve as a director effective as of the Annual Meeting; Mr. Fowler, will, however, continue to be an ad hoc member of the Executive Committee and eligible for Firm Profit Participation Bonuses.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Firm Profit Participation Bonuses will be paid within 30 days of the date on which the bonus pool is calculated by the Company’s chief financial officer or his or her designee. The Board of Directors of the Company, or an appropriate committee thereof, may elect to pay up to two-thirds of the Firm Profit Participation Bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized).

Administration.    The Firm Profit Participation Bonus Plan is administered by the chief executive officer of the Company, provided that any Firm Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or an appropriate committee thereof. Any action of the chief executive officer in administering the Firm Profit Participation Bonus Plan is final, conclusive and binding on all persons. Subject to the provisions of the Firm Profit Participation Bonus Plan, the chief executive officer has the authority to:

•

determine the effect upon the Firm Profit Participation Bonus Plan and the Firm Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event;

•

construe and interpret the Firm Profit Participation Bonus Plan and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Firm Profit Participation Bonus Plan;

•	correct any defect or supply any omission or reconcile any inconsistency in the Firm Profit Participation Bonus Plan;

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Firm Profit Participation Bonus Plan;

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Firm Profit Participation Bonus Plan as a condition to receiving any benefits under the Firm Profit Participation Bonus Plan; and

•	prepare and distribute information explaining the Firm Profit Participation Bonus Plan to employees.

The Company will indemnify and hold harmless the chief executive officer, each of its directors, officers, employees, affiliates and/or agents and the chief financial officer (or his or her designee) from any liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the chief executive officer’s or chief financial officer’s duties under the Firm Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Amendment or Termination of Plan.    The Firm Profit Participation Bonus Plan may only be amended or terminated through a writing executed by the Company’s Board of Directors or any appropriate committee thereof.

The foregoing description of the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan, copies of which are filed as Exhibits 10.8, 10.9 and 10.10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

GRANTS OF PLAN BASED AWARDS

No stock and cash awards were granted during the fiscal year ended December 31, 2011 to the persons named in the table under “Summary Compensation Table” pursuant to our 2006 Omnibus Incentive Compensation Plan or any other plan. As noted in the footnotes to the table under “Summary Compensation Table,” portions of Mr. Conley’s and Ms. Goodson’s 2011 bonuses and 2011 profit participation bonuses were paid in restricted shares of Class A common stock of the Company. Such restricted shares were granted in March 2012 and the related compensation costs are recognized for financial reporting purposes by the Company in 2012 in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options and unvested stock awards or equity incentive plan awards held as of December 31, 2011 by the persons named in the table under “Summary Compensation Table.”

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory R. Conley	7,893	(1)	$81,535	(2)
Nancy O. Goodson	7,148	(1)	$73,839	(2)

(1)	Reflects grants of 16,667 restricted stock units to Mr. Conley and 16,667 restricted stock units to Ms. Goodson, which restricted stock units vested in four equal tranches that began vesting at January 30, 2009, made in connection with our initial public offering and grants of 5,588 restricted shares of the Company’s Class A common stock to Mr. Conley and 4,471 restricted shares of the Company’s Class A common stock made to Ms. Goodson on December 14, 2010, one-third of which restricted shares vested immediately upon grant, one-third of which vested on March 1, 2012 and one-third of which vest on March 1, 2013.

(2)	Computed as of December 30, 2011. The closing price of the Company’s Class A common stock on December 30, 2011 was $10.33.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises and stock vested during the fiscal year ended December 31, 2011 by the persons named in the table under “Summary Compensation Table.”

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Gregory R. Conley	4,167	(1)	$50,004
Nancy O. Goodson	4,167	(2)	$50,004

(1)	Includes vesting of 4,167 restricted stock units on January 30, 2011, pursuant to grant of 16,667 restricted stock units to Mr. Conley, which restricted stock units vested in four equal tranches that began vesting at January 30, 2009, made in connection with our initial public offering.

(2)	Includes vesting of 4,167 restricted stock units on January 30, 2011, pursuant to grant of 16,667 restricted stock units to Ms. Goodson, which restricted stock units vested in four equal tranches that began vesting at January 30, 2009, made in connection with our initial public offering.

(3)	Values shown in this column are equal to the market price per share of the Company’s Class A common stock on the vesting date multiplied by the number of shares vesting on such date. The market price of the Company’s Class A common stock was $12.00 per share on January 28, 2011.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2011 for each member of our Board of Directors during 2011 other than Messrs. Pelusi, Gibson, Thornton and Fowler, who are our employee directors and do not receive any compensation for their service as directors. Compensation information for Mr. Pelusi, who is also an executive officer of the Company, is described beginning on page 14 under “Compensation Discussion and Analysis”. For further information regarding our director compensation policy, see “Corporate Governance — Director Compensation” in this Proxy Statement. As discussed further under the heading “Election of Directors,” Mr. Fowler will not be standing for re-election as a director at the Annual Meeting but will, following the Annual Meeting, serve as Director Emeritus. Mr. Fowler will not receive any compensation for his service as Director Emeritus.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Deborah H. McAneny	77,500	40,012	—	—	—	117,512
Susan P. McGalla	55,000	40,012	—	—	—	95,012
George L. Miles, Jr.	70,000	70,012	—	—	—	140,012
Lenore M. Sullivan	65,000	40,012	—	—	—	105,012
Steven Wheeler	55,000	40,012	—	—	—	95,012

(1)	Includes a base annual retainer for each outside director of $55,000, an additional retainer for our lead independent director, Ms. McAneny, of $15,000, an additional annual retainer for the chair of the Audit Committee, Mr. Miles, of $15,000, an additional annual retainer for the chair of the Compensation Committee, Ms. Sullivan, of $10,000 and an additional annual retained for the chair of the Nominating and Corporate Governance Committee, Ms. McAneny, of $7,500.

(2)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company for the respective fiscal years. Pursuant to our director compensation policy, each of Ms. McAneny, Ms. McGalla, Ms. Sullivan, Mr. Miles and Mr. Wheeler was awarded 2,406 restricted shares of our Class A common stock, valued at the fair market value of our Class A common stock ($16.63) on the award date of May 26, 2011, for a total value of $40,012. Mr. Miles was awarded an additional 1,804 restricted shares of our Class A common stock in connection with his re-election to the Board of Directors in 2011, for a total of 4,210 restricted shares of our Class A common stock, valued at the fair market value of our Class A common stock ($16.63) on the award date of May 26, 2011, for a total value of $70,012. All of these restricted shares are fully vested.

(3)	At December 31, 2011, Ms. Sullivan held unexercised options to purchase an aggregate 17,560 shares of our Class A common stock, Ms. McAneny held unexercised options to purchase an aggregate 11,163 shares of our Class A common stock, Mr. Miles held unexercised options to purchase an aggregate 9,034 shares of our Class A common stock, Ms. McGalla held unexercised options to purchase an aggregate 7,335 shares of our Class A common stock and Mr. Wheeler held unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock, and of partnership units in the Operating Partnerships, by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of April 13, 2012 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Beneficial Owner(1)	Class A Common Stock		Partnership Units in Each of the Operating Partnerships(2)		Class B Common Stock(3)		Cumulative Voting Power(5)
	Number	Percentage(4)	Number	Percentage	Number	Percentage
HFF Holdings LLC(6)	—	—%	151,142	*	1	100%	*
John P. Fowler(6)	928,094	2.5%					2.5%
Mark D. Gibson(6)	1,008,692	2.7%	—	—	—	—	2.7%
Deborah H. McAneny(7)	35,219	*	—	—	—	—	*
Susan P. McGalla(7)	13,433	*					*
George L. Miles, Jr.(7)(8)	37,533	*	—	—	—	—	*
John H. Pelusi, Jr.(6)	1,170,105	3.2%	—	—	—	—	3.2%
Lenore M. Sullivan(7)	43,557	*	—	—	—	—	*
Joe B. Thornton, Jr.(6)	1,022,230	2.8%	—	—	—	—	2.8%
Steven E. Wheeler(7)	10,851	*	—	—	—	—	*
Gregory R. Conley(9)	22,065	*	—	—	—	—	*
Nancy O. Goodson(9)	19,527	*	—	—	—	—	*
Directors and executive officers as a group(7)(9)	4,309,579	11.7%	—	—	—	—	11.6%
Vanguard Explorer Fund(10)	3,104,433	8.4%	—	—	—	—	8.4%
JPMorgan Chase & Co. (11)	2,795,954	7.6%	—	—	—	—	7.5%
Century Capital Management, LLC(12)	2,240,533	6.1%	—	—	—	—	6.0%
FMR LLC and its affiliates (13)	2,227,061	6.0%	—	—	—	—	6.0%

*	Less than 1%.

(1)	The address of each beneficial owner in the table above (unless otherwise indicated) is c/o HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, PA 15219.

(2)	Subject to certain limitations, the partnership units of the Operating Partnerships held by a holder of Class B common stock of HFF, Inc. are exchangeable for shares of Class A common stock of HFF, Inc. on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Certain Relationship and Related Party Transactions — Exchange Right.”

(3)	Holders of our Class B common stock (other than HFF, Inc. or any of its subsidiaries) will be entitled to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships are exchangeable.

(4)	Percentages are derived based upon 36,911,900 shares of Class A common stock outstanding as of April 13, 2012.

(5)	Percentages are derived based upon 36,911,900 shares of Class A common stock outstanding as of April 13, 2012 and assumes full exchange of 151,142 units in each Operating Partnership held by HFF Holdings on April 13, 2012 into shares of our Class A common stock.

(6)	Messrs. Fowler, Gibson, Thornton and Pelusi are each a Class II member of HFF Holdings and currently serve on its operating committee. The voting right and investment power of HFF Holdings as the holder of Class A common stock and/or Class B common stock is exercised by each individual Class I member of HFF Holdings with respect to each such member’s respective interest. As of April 13, 2012, there were 11 Class I members of HFF Holdings. On investment and voting matters with respect to the Class A common stock or Class B common stock that may be held by HFF Holdings, the managing member and operating committee of HFF Holdings act upon the approval of the respective Class I members described above.

(7)	Includes unexercised options to purchase an aggregate 17,560 shares of our Class A common stock held by Ms. Sullivan, unexercised options to purchase an aggregate 9,222 shares of our Class A common stock held by Ms. McAneny, unexercised options to purchase an aggregate 9,034 shares of our Class A common stock held by Mr. Miles, unexercised options to purchase an aggregate 4,890 shares of our Class A common stock held by Ms. McGalla and unexercised options to purchase an aggregate of 4,330 shares of our Class A common stock held by Mr. Wheeler, in each case which are vested or will become vested within 60 days. Does not include unvested options held by Ms. McAneny, Ms. McGalla and Mr. Wheeler to purchase 1,941, 2,445 and 2,164 shares of Class A common stock, respectively, in each case which will not become vested within 60 days.

(8)	Does not include 1,202 unvested restricted shares of our Class A common stock granted to Mr. Miles in May 2011.

(9)	Does not include (i) 1,863 and 1,491 unvested restricted shares of our Class A common stock granted to Mr. Conley and Ms. Goodson, respectively, in December 2010 or (ii) 1,150 unvested restricted shares of our Class A common stock granted to each of Mr. Conley and Ms. Goodson in March 2012.

(10)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2012 by Vanguard Explorer Fund. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(11)	Based upon an amended Schedule 13G filed with the Securities and Exchange Commission on January 27, 2012 by JPMorgan Chase & Co. and its wholly owned subsidiary, J.P. Morgan Investment Management Inc. The address of each reporting person is 270 Park Ave., New York, NY 10017.

(12)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 by Century Capital Management, LLC. The address of the reporting person is 100 Federal St., 29th Floor, Boston, MA 02110.

(13)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012 by FMR LLC and Edward C. Johnson 3d. Represents (i) 1,886,441 shares of our Class A common stock beneficially owned by FMR LLC and Edward C. Johnson 3d through a wholly-owned subsidiary of FMR LLC, Fidelity Management & Research Company, and (ii) 390,620 shares of our Class A common stock beneficially owned by FMR LLC and Edward C. Johnson 3d through a wholly-owned subsidiary of FMR LLC, Pyramis Global Advisors Trust Company. The address of each reporting person is 82 Devonshire Street, Boston, MA 02109.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering.

In addition to cash, HFF Holdings also received an exchange right that permits HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Exchange Right

Pursuant to the terms of HFF, Inc.’s amended and restated certificate of incorporation, HFF Holdings can from time to time exchange its partnership units in the Operating Partnerships for shares of the Company’s Class A common stock on the basis of two partnership units, one for each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beginning in February 2009, twenty-five percent of partnership units in HFF LP and HFF Securities held by HFF Holdings became exchangeable by HFF Holdings, upon the direction of its members, for shares of our Class A common stock. In addition, members of HFF Holdings gained the right to exchange an additional twenty-five percent of the partnership units in the Operating Partnerships held by HFF Holdings for shares of Class A common stock in each of February 2010, February 2011 and February 2012.

In June 2010, following consultation with the Company’s Board of Directors, the members of HFF Holdings agreed to modify the Exchange Right in connection with the voluntary extension of the Company’s employment agreements with certain participating members of HFF Holdings. These modifications permitted HFF Holdings to exchange in June 2010 all of its partnership units in the Operating Partnerships that corresponded to participating members’ interests in HFF Holdings for shares of Class A common stock. The participating members of HFF Holdings were then entitled to redeem all of their respective membership units in HFF Holdings for such shares of Class A common stock. This modification was conditioned upon each participating member’s voluntary agreement to extend the term of his or her existing non-competition and non-solicitation agreement to March 2015 and to the imposition of resale restrictions on a portion of his or her shares of Class A common stock received pursuant to the Exchange Right exercise. The shares of Class A common stock subject to the resale restrictions equal 4,020,640 shares in the aggregate, which is equal to 25% of the original number of shares of Class A common stock that such participating members would have received following an exchange of 100% of their membership units in HFF Holdings held at the time of the initial public offering. The restrictions will begin to be released in March 2013. In March 2013, 33%, or approximately 1.34 million, of such restricted shares of Class A common stock will be eligible to be freely sold, with a like amount of such restricted shares of Class A common stock becoming eligible to be freely sold in each of March 2014 and March 2015. The contractual provisions setting forth these new resale restrictions can be waived, amended or terminated by the members of HFF Holdings following consultation with the Company’s Board of Directors. Members choosing not to participate in the modification of the Exchange Right continued to be subject to their existing non-competition and non-solicitation agreements and the Exchange Right restrictions that were effective at the time of the initial public offering.

Twenty-nine members, including Messrs. Pelusi, Fowler, Gibson and Thornton, representing approximately 91% of the voting equity interests in HFF Holdings, elected to become subject to the conditions described above. On June 30, 2010, HFF Holdings exchanged all of its partnership units in the Operating Partnerships that corresponded to such participating members’ interests in HFF Holdings for shares of Class A common stock. These shares were then distributed to such participating members upon the members’ redemption of their respective membership units in HFF Holdings.

Nine members, representing approximately 9% of the voting equity interests in HFF Holdings, elected not to become subject to the conditions described above. HFF Holdings’ partnership units in the Operating Partnerships that correspond to these members’ interests in HFF Holdings continue to be subject to the Exchange Right restrictions effective at the time of the Company’s initial public offering.

Through April 13, 2012, 20,203,858 partnership units had been exchanged for shares of our Class A common stock.

Tax Receivable Agreement

As described above, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. Additional partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub have since been, and may in the future be, exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. HFF LP and HFF Securities made an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial sale of partnership units occurred and intend to keep that election in effect for each taxable year in which an exchange of partnership units for shares occurs. The initial sale and subsequent exchanges produced (and future exchanges may produce) increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering and at the time of each exchange of partnership units. This increase in tax basis is allocated to us and allows us to reduce the amount of tax payments to the extent we have future taxable income.

Upon the consummation of our initial public offering, we entered into a tax receivable agreement with HFF Holdings that provides for the payment by us to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. As members of HFF Holdings, each of Messrs. Pelusi, Fowler, Gibson and Thornton are entitled to participate in such payments, in each case on a pro rata basis based upon their ownership of interests in each series of tax receivable payments created by the initial public offering or subsequent exchange of partnership units. We retain the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to us as a result of the initial sale and later exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and continues until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings.

While the actual amount and timing of payments under the tax receivable agreement depends upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of the Company’s payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of the Company’s assets resulting in payments to HFF Holdings, the Company has estimated that the payments that will be made to HFF Holdings will be $149.8 million and has recorded this obligation to HFF Holdings as a liability on the consolidated balance sheets. During the year ended December 31, 2011, the tax rates used to measure the deferred tax assets were updated, which resulted in an increase of deferred tax assets of $4.6 million, which in turn resulted in an increase in the payable under the tax receivable agreement of $3.9 million. In addition, during the year ended December 31, 2010, the tax rates used to measure the deferred tax assets were updated which resulted in a reduction of deferred tax assets of $1.0 million, which in turn resulted in a reduction in the payable under the tax receivable agreement of $0.8 million. To the extent the Company does not realize all of the tax benefits in future years, this liability to HFF Holdings may be reduced.

In conjunction with the filing of the Company’s 2010 federal and state tax returns in 2011, the benefit for 2010 relating to the Section 754 basis step-up was finalized resulting in $7.4 million in tax benefits realized by the Company for 2010. As discussed above, the Company is required to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2011, the Company paid $6.3 million to HFF

Holdings under this tax receivable agreement and, as a result, Messrs. Pelusi, Fowler, Gibson and Thornton received payments in connection with the tax receivable agreement in 2011. As of March 31, 2012, we have made payments to HFF Holdings pursuant to the terms of the tax receivable agreement in an aggregate amount of approximately $13.8 million.

Registration Rights Agreement

We entered into a registration rights agreement with HFF Holdings pursuant to which we are required to register under the Securities Act of 1933, as amended, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by HFF Holdings, its affiliates and certain of its transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Operating Partnership Agreements

HFF, Inc., through HFF LP and HFF Securities, operates our business. Below are brief summaries of the HFF LP and HFF Securities partnership agreements.

HFF LP Partnership Agreement

Purpose

The partnership agreement provides that HFF LP’s purpose is to engage in any lawful act or activity for which limited partnerships may be formed under the Texas Revised Limited Partnership Act.

Management and Control

The partnership agreement further provides that Holliday GP, as general partner, manages and controls the business and affairs of HFF LP. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, a wholly-owned subsidiary of HFF, Inc.

In exercising such control, Holliday GP acts at the direction of the managing member of HoldCo LLC, who is appointed by the Board of Directors of HFF, Inc. Holliday GP also consults with and considers the non-binding recommendations of the executive committee and leadership teams of Holdco LLC. The leadership team includes in excess of forty senior transaction professionals and managers. The executive committee is elected by the leadership team and consists of four persons (including an ad hoc member), one of whom is the managing member of the Operating Partnerships. Additionally, a managing member, leadership team and executive committee have been established in HFF LP. The managing member of HFF LP is appointed by certain senior officers of the Operating Partnerships, and the HFF LP executive committee and leadership team are identical to the HoldCo LLC executive committee and leadership team. In performing its duties as general partner of HFF LP, Holliday GP consults with and considers the non-binding recommendations of the HFF LP managing member, HFF LP executive committee and HFF LP leadership team. Additionally, such senior officers, HFF LP managing member, HFF LP executive committee and HFF LP leadership team participate in the preparation of the annual budget for submission to Holliday GP as a non-binding recommendation. Holliday GP delegates certain control over HFF LP to certain officers of HFF LP.

Units; Percentage Interests

Each partner in HFF LP holds units representing interests in HFF LP, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units held by each partner as of April 13, 2012 are as set forth below:

Name	Units	Percentage Interest
Holliday GP	368,000	1.0%
HoldCo LLC	36,280,858	98.6%
Holdings Sub	151,142	0.4%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF LP registered in the name of HoldCo LLC (or in the event HoldCo LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF LP and HFF Securities in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the HFF LP partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF LP (equal to such forfeiting member’s indirect ownership interest in HFF LP, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF LP and the amount of any such distribution. All distributions shall be made to the partners pro rata in accordance with their respective percentage ownership interests in HFF LP.

The holders of the partnership units in HFF LP, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFF LP. Net profits and net losses of HFF LP will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined in accordance with the HFF LP partnership agreement).

The partnership agreement provides for cash distributions to the partners of HFF LP if Holliday GP determines that the taxable income of HFF LP will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF LP allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for the applicable year prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF LP. In connection with the aforementioned partnership agreement provision, HFF LP made cash distributions in 2011 to Holdings Sub, a wholly-owned subsidiary of HFF Holdings, in an aggregate amount of $2.4 million.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right (as defined in the HFF LP partnership agreement), (b) transfers by the members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement and (c) transfers of shares of Class A common stock and Class B common stock of HFF, Inc.

Dissolution

HFF LP may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF LP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF LP and (c) third, to the partners in proportion to their respective percentage interests.

HFF Securities Partnership Agreement

Purpose

The partnership agreement provides that HFF Securities’ purpose is to act as a registered broker-dealer in connection with its efforts, on behalf of its clients, to (a) raise equity capital for discretionary, commingled real estate funds marketed to institutional investors, (b) raise equity capital for real estate projects, (c) raise equity capital from institutional investors to fund future real estate acquisitions, recapitalizations, developments, debt investments and other real estate-related strategies and (d) execute private placements of securities in real estate companies. In addition, the partnership agreement provides that HFF Securities will provide advisory services on various project or entity-level strategic assignments such as mergers and acquisitions, sales and divestitures, recapitalizations and restructurings, privatizations, management buyouts, and arranging joint ventures for specific real estate strategies; and will be entitled to engage in any and all purposes and activities that are ancillary thereto as permitted under the Delaware Revised Uniform Limited Partnership Act, Delaware Code Annotated.

Management and Control

The partnership agreement of HFF Securities provides that Holliday GP, as general partner, manages and controls the business and affairs of HFF Securities. Holliday GP will exercise such management and control in accordance with applicable securities laws. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, which is a wholly-owned subsidiary of HFF, Inc.

Holliday GP delegates certain control over HFF Securities to certain officers of HFF Securities, including, without limitation, one or more executive managing directors, senior managing directors, directors, supervisory principals and registered representatives.

Each supervisory principal is required to qualify with the FINRA Series 7 and 24 examinations. The executive managing directors and supervisory principals are responsible for, among other things, preparing HFF Securities’ annual budget and business plan, which after approval by the senior officers of the Operating Partnerships and the HoldCo LLC operating committee will be submitted to the General Partner as a nonbinding recommendation.

Units; Percentage Interests

Each partner in HFF Securities holds units representing interests in HFF Securities, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units and associated percentage interests held by each of the partners as of April 13, 2012 are as set forth below:

Name	Units	Percentage Interest
Holliday GP	368,000	1.0%
HoldCo LLC	36,280,858	98.6%
Holdings Sub	151,142	0.4%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF Securities registered in the name of HoldCo LLC (or in the event HoldCo LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF Securities and HFF LP in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF Securities (equal to such forfeiting member’s indirect ownership interest in HFF Securities, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF Securities and the amount of any such distribution. All distributions will be made to the partners pro rata in accordance with their respective percentage ownership interests (as evidenced by units or fractional units held by each partner) in HFF Securities.

The holders of the partnership units in HFF Securities, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFF Securities. Net profits and net losses of HFF Securities will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined pursuant to the HFF Securities partnership agreement). The partnership agreement provides for cash distributions to the partners of HFF Securities if Holliday GP determines that the taxable income of HFF Securities will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF Securities allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF Securities. In connection with the aforementioned partnership agreement provision, HFF Securities made cash distributions in 2011 to Holdings Sub, a wholly-owned subsidiary of HFF Holdings, in the aggregate amount of $0.5 million.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right (as defined in the HFF Securities partnership agreement), (b) transfers by members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement and (c) transfers of shares of Class A common stock and Class B common stock.

Dissolution

HFF Securities may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF Securities will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF Securities and (c) third, to the partners in proportion to their respective percentage interests.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

John H. Pelusi, Jr., Chief Executive Officer. Mr. Pelusi is described above as a director.

Gregory R. Conley, Chief Financial Officer.    Mr. Conley joined us in October 2006 and, working out of the Pittsburgh office, is responsible for all areas of financial accounting and reporting for the firm’s 20 offices. He has served as an executive managing director of HFF LP and as a member of the operating committee of HFF Holdings since 2007. He also served as a member of the operating committee of HFF LP from 2007 to 2010 and has served as a member of the executive committee of HFF LP since 2010. Prior to joining the Company, from 1998 through 2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant with national consulting firms that eventually became part of Navigant Consulting, Inc. Between mid-1990 and early 1998, he was a vice president of Barrington Consulting Group, Inc. Prior to that, between 1986 and mid-year 1990, he was an executive consultant at Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an M.B.A. from the University of Pittsburgh and a B.S. from Duquesne University. Age: 51

Nancy O. Goodson, Chief Operating Officer.    Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has served as an executive managing director of HFF LP since 2007 and a member of the operating committee of HFF Holdings since 2003. She also served as a member of the operating committee of HFF LP from 2003 to 2010 and has served as a member of the executive committee of HFF LP since 2010. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 20 national offices, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is a member of the Board of Trustees and Treasurer of First United Methodist Church in Missouri City, Texas. She received her B.B.A. from Southwest Texas State University. Age: 54

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on the review of the copies of Securities and Exchange Commission forms received by the Company with respect to fiscal year 2011, or written representations from reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements.

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $1.2 million for fiscal year 2011 and $1.1 million for fiscal year 2010. Audit service fees include fees associated with the annual audit and other attest services related to regulatory filings.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.2 million for fiscal year 2011 and $0.1 million for fiscal year 2010. These fees were associated with the regulatory audits of HFF Securities and loan servicing.

TAX FEES

Fees for tax compliance or tax advice and tax planning services totaled approximately $146,000 for fiscal year 2011 and $71,000 for fiscal year 2010.

ALL OTHER FEES

No professional accounting services were rendered or fees billed for other services not included above in 2011 or 2010.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Nancy O. Goodson

Chief Operating Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

HFF, INC.

May 24, 2012

Proxy Voting Instructions

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2012: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

ITEM 1. ELECTION OF DIRECTORS	NOMINEES:

[ ] FOR ALL NOMINEES	Susan P. McGalla
Lenore M. Sullivan

[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

ITEM 2. NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

ITEM 3. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

ITEM 4. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder Date _________
Signature of Stockholder Date _________

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.             [   ]

HFF, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints John H. Pelusi, Jr.,
Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Rivers Club, One Oxford Centre (4th Floor), 301 Grant Street, Pittsburgh, Pennsylvania, on May 24, 2012 at 8:30 a.m. (EDT), and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)